As filed with the Securities and Exchange Commission on November 21, 2008
                                                     Registration No. 333-154823

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                   FORM F-6/A
                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                             REGISTRATION STATEMENT
                                      UNDER
          THE SECURITIES ACT OF 1933 FOR DEPOSITARY SHARES EVIDENCED BY
                          AMERICAN DEPOSITARY RECEIPTS

                                 --------------

                               CHINA FOODS LIMITED
   (Exact name of issuer of deposited securities as specified in its charter)

                                 --------------

                                       N/A
                    (Translation of issuer's name in English)

                                 --------------

                                     Bermuda
            (Jurisdiction of incorporation or organization of issuer)

                                 --------------

                                 CITIBANK, N.A.
             (Exact name of depositary as specified in its charter)

                                 --------------

                                 399 Park Avenue
                            New York, New York 10043
                                 (212) 816-6690
    (Address, including zip code, and telephone number, including area code, of depositary's principal executive offices)

                                 --------------

                 CITIBANK, N.A. - DEPOSITARY RECEIPTS DEPARTMENT
                              388 Greenwich Street
                            New York, New York 10013
                                 (212) 816-6690
  (Name, address, including zip code, and telephone number, including area code of agent for service)

                            ------------------------

                                   Copies to:

                              Herman H. Raspe, Esq.
                       Patterson Belknap Webb & Tyler LLP
                           1133 Avenue of the Americas
                            New York, New York 10036

                            ------------------------

It is proposed that this filing become effective under Rule 466:
                                                    |_| immediately upon filing.
                                                    |_| on (Date) at (Time).

If a separate registration statement has been filed to register the deposited shares, check the following box: |_|


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

                          ____________________________

                    DE-REGISTERING AMERICAN DEPOSITARY SHARES
                                  EVIDENCED BY
                          AMERICAN DEPOSITARY RECEIPTS
                          ____________________________


            The fifty million (50,000,000) American Depositary Shares, which were registered under Registration Statement No. 333-154823 and have not been issued prior to the date hereof, are hereby being de-registered effective immediately.


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

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that all the requirements for filing on Form F-6 are met and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 21st day of November, 2008.

                                                Legal entity created by the
                                                agreement set forth in the
                                                American Depositary Receipts
                                                evidencing American Depositary
                                                Shares representing shares of
                                                common stock of China Foods
                                                Limited

                                                CITIBANK, N.A., as Depositary


                                                By: /s/ Richard Etienne
                                                    ----------------------------
                                                    Name:  Richard Etienne
                                                    Title: Vice President


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